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                                                                   EXHIBIT 10.26

                        CONTRACT MANUFACTURING AGREEMENT

                               CONTRACT # V062003

This Contract Manufacturing Agreement ("Agreement") is made and entered into as of this __20___ day of __June________, 2003 ("Effective Date") between CONCEPTUS INCORPORATED, having principal offices at 1021 Howard Avenue, San Carlos, CA 94070 ("Customer"), and Venusa, Ltd, having principal offices at 31C Butterfield Trail, El Paso, TX 79906.

                                    RECITALS

                  Customer desires to have certain products of its design manufactured by Manufacturer for sale to Customer. Manufacturer has the capability of manufacturing such products and desires to do so for sale to Customer.

                                   AGREEMENT

                  In consideration of the foregoing, it is mutually agreed to by and between the parties as follows:

         1. DEFINITIONS.

                  (a) "Confidential Information" shall mean any proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed by the disclosing party directly or indirectly in writing, orally, or by drawings or inspection of parts or equipment.

                  (b) "Controlled Environment Room" shall mean room that is used to manufacture Products having a controlled environment to limit particulate and microorganisms.

                  (c) "Incoming Inspection" shall mean measuring, examining, and testing that gauge one or more characteristics of an incoming component and the comparison of such component with specified requirements to determine conformity to Specifications.

                  (d) "Intellectual Property" shall mean, as applicable: (i) all rights held by Customer in the Products and in its Confidential Information, including, but not limited to, patents, copyrights, authors' rights, trademarks, tradenames, proprietary know-how and trade secrets, irrespective of whether such rights arise under U.S. or international intellectual property, unfair competition or trade secret laws; or (ii) all rights held by Manufacturer in its Confidential Information, including, but not limited to, patents, copyrights, authors' rights, trademarks,

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tradenames, proprietary know-how and trade secrets, irrespective of whether such rights arise under U.S. or international intellectual property, unfair competition or trade secret laws.

                  (e) "Inventory" shall mean raw materials, work in process and supplies necessary for the manufacture of Products pursuant to this Agreement.

                  (f)"Long-Lead Inventory" shall mean those items of Inventory identified in writing by Manufacturer to Customer prior to beginning manufacture of any particular type of Product that have a lead time from Manufacturer's supplier longer than sixty (60) days.

                  (f) "Products" shall mean the products manufactured by Manufacturer pursuant to this Agreement, as set forth in Exhibit A.

                  (g) "Purchase Order" shall mean a Customer Purchase Order in a form provided by Customer.

                  (h) "Qualified Trainer" shall mean Manufacturer's designated individual(s) who can perform training on manufacturing processes, test methods and/or standard operating procedures as developed and approved by Customer.

                  (i) "Specifications" shall mean the specifications for the Products as set forth in the Device Master Record, as provided by Customer and accepted by Manufacturer, and as revised from time to time upon mutual agreement of the parties.

         2. MANUFACTURE AND SUPPLY OF PRODUCTS.

                  (a) Agreement to Manufacture. Manufacturer agrees to use reasonable commercial efforts, pursuant to Purchase Orders or changes to Purchase Orders issued by Customer and accepted by Manufacturer to procure inventory, which includes raw materials, components and other supplies, and to manufacture, test, assemble, inspect and deliver the Products pursuant to the Specifications for each such Product. Manufacturer recognizes and agrees that the specific manufacturing site employed for the production of the Products must be approved and accepted by the Customer. . Manufacturer agrees to provide adequate capacity to meet required volume as set forth in the Forecast. All materials for use in Products, including but not limited to raw materials, supplies, and completed Product will be stored by Manufacturer in a secure, segregated, and controlled area to prevent theft, loss, degradation or damage of such materials. Manufacturer shall maintain lot traceability of raw materials, work in process and finished Product. All components used in the Products shall be processed through Incoming Inspection. All materials and components that do not meet the applicable Specifications shall be quarantined and investigated through the Manufacturer's Non-Conformance Procedure. All documents specifically used for manufacturing, inspecting, and testing Products shall be approved by Customer. Manufacturer's personnel responsible for manufacturing, testing, and inspecting Product shall be trained to the procedures by a Qualified Trainer. Manufacturer's Quality Assurance personnel shall ensure Products meet Specifications. Manufacturer agrees to manufacture Products in a Controlled Environment Room (CER), which shall be monitored for particulate and microbial control on a quarterly basis.

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                  (b) Forecasts. The Customer shall provide an annual
non-binding purchase order to the Manufacturer representing anticipated Product purchases for the next twelve (12) months within 60 days prior to the anniversary of this Agreement . On a monthly basis at the beginning of each month, Customer shall provide Manufacturer with a rolling forecast in writing ("Forecast") of Customer's estimated aggregate purchase requirements of Product for the subsequent one (1) year period. The initial three (3)months of the Forecast with regard to Product and the initial four (4) months of Forecast with regard to Inventory shall be binding and the remainder of each Forecast shall be non-binding on Customer and it is agreed and acknowledged that such non-binding portion of each Forecast is prepared in good faith to assist Manufacturer for planning purposes and shall represent Customer's reasonable expectation of its aggregate purchase requirements of Product for such period. If leadtimes for Long-Lead Inventory require the Manufacturer to exceed the binding period of the Forecast, each specific deviation will be agreed to in writing with the Customer. Manufacturer shall use its best efforts to supply the number of Products set forth in the Forecast, and shall maintain an additional amount of finished Product and Inventory, each equal to eight (8%) of the one (1) year Forecast amount for safety stock. . Manufacturer agrees to carry such Safety Stock and shall supply to Customer Product from such Safety Stock if requested by Customer.

                  (c) Purchase Orders. The Customer will provide to Manufacturer specific Delivery Dates and quantities of Product corresponding to the binding portion of the Forecast, which then become binding Purchase Order quantities. Manufacturer shall supply the quantities of Product meeting the Specifications on the date requested by Customer for delivery of such Products ("Delivery Date") set forth in a Purchase Order; provided, however, that the Delivery Dates conform to the Product leadtimes and Customer forecasts set forth herein.

                  (d) Acceptance or Rejection of Purchase Orders. Purchase Orders that conform to binding Forecasts delivered to Manufacturer for the relevant period shall be deemed accepted by Manufacturer upon receipt, except that longer lead times may be required for Long-Lead Inventory. All other Purchase Orders not rejected by Manufacturer within thirty (30) days of receipt by Manufacturer shall be deemed accepted by Manufacturer effective upon receipt of such Purchase Order.

                  (e) Engineering Changes. Customer may request at any time, in writing, that Manufacturer incorporate an engineering change into the Product. Such request will include a description of the proposed change sufficient to permit Manufacturer to evaluate its feasibility. Manufacturer's evaluation shall be in writing and shall state the impact on delivery schedule and expected cost. Manufacturer will not be obligated to proceed with the engineering change until the parties have agreed in good faith on the changes to the Specifications, Delivery Dates and pricing and upon the cost changes, including reassembly, retooling or cost of Inventory on-hand and on-order that may become obsolete.

                  (f) Change Notification. Manufacturer must notify Customer, in writing, of any plans to change manufacturing processes, materials, inspection methods, assembly location, approved suppliers or other changes for approval and/or validation by the Customer. Notification and Customer approval must occur prior to implementing proposed changes.

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         3. COMPONENTS, TOOLING, EQUIPMENT.

                  (a) Approved Supplier List. Customer shall provide a Bill of Materials and Approved Supplier List ("ASL") for each Product to be manufactured hereunder. Manufacturer shall manufacture the Products using components obtained solely from vendors included on the ASL, as it may change from time to time, as approved by Customer. The ASL shall not be amended without prior written approval of Customer.

                  (b) Customer Supplied Components. In the event Manufacturer has a shortage of components for Products, Customer may, at its discretion, supply components to Manufacturer at Manufacturer's expense upon the written consent of Manufacturer and only in such amounts as are necessary for firm orders then placed by Customer. Such components, including provision for failed parts, shall be delivered to Manufacturer not later than four (4) weeks prior to the scheduled Delivery Date for the related Products to Customer. Should Customer be unable to meet Customer's requirements for delivery of Products, Customer may at its option, request Manufacturer to either: (i) ship Products to Customer absent the missing components on or after seven (7) days from the scheduled Delivery Date; or (ii) hold the Products pending receipt of such components from Customer. Under these circumstances, Customer will give written notification to Manufacturer prior to the scheduled Delivery Date. Should Manufacturer be required to procure components at a premium cost as the result of an act by Manufacturer, Manufacturer shall be responsible for the premium costs incurred, and Customer shall not be required to pay mark-up on the Product Purchase Price for any additional cost incurred. If the required premium purchases are a result of an act by Customer then Customer shall be responsible for the premium price and the associated mark-ups.

                  (c) Tooling/Non-Recurring Expenses/Equipment. Manufacturer shall provide tooling that is not specific to the Product at its own expense. Customer shall pay for or obtain and consign to Manufacturer for its use any Product-specific tooling and other reasonably necessary non-recurring expenses specific to the Product, as described in Manufacturer's quotation, approved in writing by Customer("Set-Up Property"). Customer shall own title to all Set-Up Property. Manufacturer shall hold and maintain all Set-Up Property for Customer and shall exercise reasonable care in the use and custody of such property and shall use such property only in performing its obligations under this Agreement. Customer will bear responsibility for repair to Set-Up Property resulting from normal wear and tear. Manufacturer will mark all Set-Up Property to clearly identify it as being the property of Customer. Manufacturer shall not grant any security interest, incur any liens or any other encumbrances on said Set-Up Property. Upon termination of this Agreement and upon Customer's written request, Manufacturer will promptly return all Set-Up Property in good and workable condition, with the exception of normal wear and tear, to a location identified by Customer at Customer's cost. Manufacturer agrees that equipment used to manufacture Product shall be calibrated and traceable to NIST standards, and be validated as appropriate.

         4. PRODUCT SHIPMENT AND INSPECTION.

                  (a) Shipments. All Products delivered pursuant to the terms of this Agreement shall be suitably packed by Manufacturer for shipment in accordance with Customer's Specifications and packaged in a manner to prevent damage during shipment. Product shipments

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shall be clearly labeled with a minimum of Customer part number, lot number, and purchase order number. Products shall be shipped to Customer's destination specified in the applicable Purchase Order and delivered to a carrier by the Delivery Date set forth on the Purchase Order. Shipment will be F.O.B. Manufacturer's factory, at which time risk of loss and title will pass to Customer. All freight, insurance, miscellaneous shipping expenses, special packing expenses not included in the original price quotation for the Products, will be paid by Customer, with the exception of Products that are returned to Manufacturer by the Customer.

                  (b) Cancellation. Customer may not cancel any binding portion of Purchase Order without Manufacturer's prior written approval, which will not be unreasonably withheld. If the parties agree upon a cancellation of a Purchase Order, Customer will pay Manufacturer for Products and Inventory as follows: (i) 100% of the purchase price for all quantities of finished Products in Manufacturer's possession up to two (2) months of forecasted quantities of Products, including Safety Stock amounts of Products (as provided in Section 2(b) above); and (ii) 100% of the cost of all Inventory in Manufacturer's possession and not returnable to the vendor or usable for other customers, whether in raw form or work in process up to three (3) months of Inventory for forecasted Product, including Safety Stock amounts of Inventory (as provided in Section 2(b) above) . Manufacturer will use reasonable commercial efforts, including the mutual involvement of Customer, to return unused Inventory for a full refund, net of restocking charges of such vendor and to cancel pending orders. Customer will be entitled to take delivery of all Products and Inventory to be paid for by Customer under this section, promptly following Manufacturer's receipt of payment thereof.

                  (c) Product Inspection and Acceptance. The Products delivered by Manufacturer will be inspected and tested as required by Customer within thirty (30) days of receipt ("Acceptance Period"). If Products are found to be defective in material, workmanship and/or fail to meet the Specifications, Customer may reject such Products during the Acceptance Period. Products not rejected during the Acceptance Period will be deemed accepted. Customer may return rejected Products, only after obtaining a return material authorization number from Manufacturer, which must be clearly displayed on the return shipping container, and completing a written report detailing the reasons for the return of the Products to the satisfaction of the Manufacturer. Rejected Products will be repaired, replaced or returned for credit as agreed upon by the Customer and Manufacturer. Manufacturer will pay for freight for Product returns.

         5. PAYMENT TERMS, ADDITIONAL COSTS AND PRICE CHANGES.

                  (a) Payment Terms. Payment for any Products, to be paid by Customer hereunder shall be made in lawful U.S. currency and are due thirty (30) days from the date of invoice for Products delivered to Customer. If Customer is late with payments, or Manufacturer has reasonable cause to believe Customer may not be able to pay, Manufacturer may require prepayment, delay shipments, or suspend work until assurances of payment satisfactory to Manufacturer are received. Payment terms for services or other costs to be paid by Customer will be determined and negotiated on an individual basis.

                  (b) Duties and Taxes. All prices quoted are exclusive of federal, state and local excise, sales, use and similar duties and taxes, and Customer shall be responsible for all such items.

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                  (c) Price. The price for Products during the Term and
assumptions upon which they are predicated shall be as defined in the most current quotation.

                  (d) Material Fluctuations. At any time, in the event of extraordinary increases or decreases in the amount of five percent (5%) or more in the market price of fuels, materials, raw materials, equipment, labor and other production costs, Manufacturer shall have the right to renegotiate in good faith the price of Products, and if, in good faith, agreement is not achieved, both Manufacturer and Customer shall have the right to terminate any Purchase Order(s) affected by the Material Fluctuations.

                  (e) Modifications. Implementation of Manufacturer-initiated Product engineering changes, process improvements, and procurement or alternate sourcing activities that result in a cost reduction will be shared by the Manufacturer and Customer, each receiving fifty percent (50%) of the demonstrated cost reduction after implementation of the engineering changes. Mutually agreed, non-recurring expenses associated with such cost reductions will be retired by the party bearing such expenses prior to sharing.

                  (f) Market Fluctuations. At any time, in the event of extraordinary increases or decreases in the market demand for Customer Products, Manufacturer and Customer shall have the right to renegotiate in good faith the price of Products manufactured for the Customer.

         6. LICENSE GRANTS; OWNERSHIP RIGHTS.

                  (a) Nonexclusive License. During the term of this Agreement, Manufacturer shall be deemed to have been granted by Customer a non-exclusive, nontransferable, royalty-free license with right to use all of Customer's Intellectual Property required to manufacture, and sell to Customer the Product pursuant to the terms of this Agreement.

                  (b) Intellectual Property Rights. Each party shall retain sole ownership of, and all rights to, any Intellectual Property of any kind previously owned by that party. Customer shall own any and all Intellectual Property in and to any and all improvements to Products developed during the term of this Agreement, whether developed by Manufacturer or by Customer, or jointly by the parties. Manufacturer shall own any and all Intellectual Property in and to any and all improvements to its manufacturing processes that it develops during the term of this Agreement.

                  (c) Trademarks. For purposes of this Section 6(c), "Trademark" shall mean the trademarks that are associated with the Product which are approved by Customer for use by Manufacturer in the manufacture of the Products. In consideration of the fees set forth herein, Customer further grants to Manufacturer a non-exclusive license to use the Trademarks on and in connection with the manufacture of the Products, and for this purpose to affix, subject to Customer's prior written approval, the Trademarks to or on the Products and to or on any packaging materials used in connection with the Products. Such trademark license shall expire or terminate upon the expiration or termination of Manufacturer's rights to manufacture the Products. The Trademarks may only be used in association with the manufacture of the Products pursuant to the terms of this Agreement. Any and all uses of the Trademarks shall be subject to the prior written approval of Customer. Manufacturer shall not remove trademark notices from

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any Product without the prior written consent of Customer. Manufacturer shall not use the name, Trademarks or logos associated with the Products in its business name.

         7. CONFIDENTIAL INFORMATION.

                  (a) Nondisclosure. Each party shall: (i) treat as confidential all Confidential Information of the other party; (ii) not use such Confidential Information of the other party except as set forth herein; and (iii) not disclose such Confidential Information of the other party to any third party. Without limiting the foregoing, each of the parties shall employ all reasonable steps to protect the Confidential Information disclosed to it by the other party under this Agreement from unauthorized or inadvertent disclosure or unauthorized use, including but not limited to all steps such party would take to protect its own proprietary information of a similar nature, but in no event less than due care. Each party shall promptly notify the other party of any actual or suspected misuse or unauthorized disclosure of the other party's Confidential Information.

                  (b) Exceptions. Notwithstanding the above, neither party shall have liability to the other with regard to any Confidential Information of the other which the receiving party can prove:

                           (i)      was in the public domain at the time it was
disclosed or has entered the public domain through no fault of the receiving party;

                           (ii)     was known to the receiving party, without
restriction, at the time of disclosure, as demonstrated by files in existence at the time of disclosure;

                           (iii)    is disclosed with the prior written approval
of the disclosing party;

                           (iv)     was independently developed by the receiving
party without any use of the Confidential Information, as demonstrated by files created at the time of such independent development;

                           (v)      becomes known to the receiving party,
without restriction, from a source other than the disclosing party without breach of this Agreement by the receiving party and otherwise not in violation of the disclosing party's rights;

                           (vi)     is disclosed generally to third parties by
the disclosing party without restrictions similar to those contained in this Agreement; or

                           (vii)    is disclosed pursuant to the order or
requirement of a court, administrative agency, or other governmental body; provided, however, that the receiving party shall provide prompt notice thereof to the disclosing party to enable the disclosing party to seek a protective order or otherwise prevent or restrict such disclosure.

                           (vii)    is disclosed, only to the degree necessary ,
pursuant to the customary and normal business dealings with third party suppliers of materials, components or services, provided that a Confidentiality Agreement exists between the receiving party and said third party.

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                  (c) Return of Confidential Information. Each party shall,
within ten (10) days of termination or expiration of this Agreement, return all Confidential Information received from the other party.

                  (d) Remedies. Any breach of the restrictions contained in this
Section 7 is a breach of this Agreement, which may cause irreparable harm to the nonbreaching party. Any such breach shall entitle the nonbreaching party to injunctive relief in addition to all legal remedies.

         8. CONFIDENTIALITY OF AGREEMENT.

                  Each party shall be entitled to disclose the existence of this Agreement in a press release, provided that, such press release has been approved in writing by the other party. The parties acknowledge and agree that the terms and conditions of this Agreement shall be treated as Confidential Information and shall not be disclosed in any press release nor to any third party; provided, however, that each party may disclose the terms and conditions of this Agreement:

                           (i)      as required by any court or other
governmental body;

                           (ii)     as otherwise required by law;

                           (iii)    to legal counsel of the parties;

                           (iv)     in confidence, to accountants, banks, and
financing sources and their advisors;

                           (v)      in connection with the enforcement of this
Agreement or rights under this Agreement; or

                           (vi)     in confidence, in connection with an actual
or proposed merger, acquisition or similar transaction.

         9. REPRESENTATIONS AND WARRANTIES.

                  (a) Representations by the Customer. The Customer represents and warrants to the Manufacturer that:

                           (i)      The Customer is the exclusive owner or
licensee of all right, title and interest in and to all Intellectual Property associated with the Products existing as of the date of this Agreement; and

                           (ii)     To the Customer's knowledge, the design,
development, manufacturing, sale and distribution of the Products does not infringe on any patent, copyright, trade secret or mask work right of any third party.

                  (b) Representations by the Manufacturer. The Manufacturer represents and warrants to the Customer that:

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                           (i)      The Manufacturer is the exclusive owner or
licensee of all right, title and interest in and to all Intellectual Property associated with any improvements to its manufacturing processes with respect to the Products that it develops during the term of this Agreement;

                           (ii)     To the Manufacturer's knowledge, any
improvements that the Manufacturer makes to its manufacturing processes with respect to the Products during the term of this Agreement will not infringe on any patent, copyright, trade secret or mask work right of any third party; and

                           (iii)    All Products will conform to the
Specifications set forth herein or as may otherwise be mutually agreed upon in writing, and will be free from defects in material and workmanship for a period of one (1) year from date of shipment to the Customer. The Manufacturer will replace, or at Customer's option, credit or refund to Customer the full purchase price of all non-complying Products within ninety (90) days notice of such noncompliance. The Manufacturer shall bear the risk of in-transit loss and damage and shall prepay and bear the transportation charges for Products returned under these warranty conditions. THIS IS THE SOLE AND EXCLUSIVE WARRANTY GIVEN BY MANUFACTURER WITH RESPECT TO THE PRODUCTS. MANUFACTURER MAKES NO OTHER WARRANTY AND HEREBY EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED. NO IMPLIED WARRANTY OF MERCHANTABILITY, NO IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, AND NO IMPLIED WARRANTY ARISING BY USAGE OR TRADE, COURSE OF DEALING OR COURSE OF PERFORMANCE IS MADE BY MANUFACTURER. NO REPRESENTATIVE OF MANUFACTURER IS AUTHORIZED TO GIVE OR MAKE ANY OTHER REPRESENTATION OR WARRANTY OR TO MODIFY THE FOREGOING WARRANTY IN ANY WAY.

         10. INDEMNIFICATION AND LIABILITY.

                  (a) Indemnification by the Customer. The Customer agrees to indemnify, defend and hold harmless the Manufacturer from any and all claims, actions, damages, liabilities, costs and expenses, including reasonable attorneys' fees and expenses, arising out of: (i) any claim of infringement of any U.S. patent, copyright or other Intellectual Property right of any third party based upon or arising out of the Customer's ownership of the Products or the design, development and/or distribution of the Products, or (ii) any claim or lawsuit for personal injury or death to any person as a result of the use of any Customer medical device in which any Products are used, as long as the Product is manufactured within established Specifications approved by Customer, unless such injury or death is caused by Manufacturer's negligence or willful misconduct.

                  (b) Indemnification by the Manufacturer. The Manufacturer agrees to indemnify, defend and hold harmless the Customer from any and all claims, actions, damages, liabilities, costs and expenses, including reasonable attorneys' fees and expenses, arising out of: (i) any claim of infringement of any U.S. patent, copyright or other Intellectual Property right of any third party based upon or arising out of the Manufacturer's ownership of any improvements that the Manufacturer makes to its manufacturing processes with respect to the Products during the

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term of this Agreement, or (ii) any breach of a representation or warranty by
Manufacturer under Section 9(b) of this Agreement .

                  (c) Indemnification Procedure. The indemnitee shall assert any claim for indemnification promptly and give the indemnitor full opportunity to control the response to any third party claim or action, including without limitation, any agreement relating to the settlement thereof. The indemnitee also agrees to give the indemnitor proper and full information and reasonable assistance to defend and/or settle any such third party claim or action. Following the indemnitor's assumption of the response to and defense of any third party claim, the indemnitee may participate, at its own expense, in such defense and in any settlement discussions directly or through counsel of its choice.

                  (d) Limitations. The foregoing states the entire liability and obligations of, and the exclusive remedy of, the parties with respect to any alleged or actual infringement of patents, copyrights, trade secrets, trademarks or other intellectual property rights.

                  (e) No Other Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NEITHER PARTY NOR ITS AGENT(S), REPRESENTATIVES(S), OR EMPLOYEE(S) SHALL BE LIABLE TO THE OTHER PURSUANT TO THIS AGREEMENT FOR AMOUNTS REPRESENTING LOSS OF REVENUES, LOSS OF PROFITS, LOSS OF BUSINESS OR INDIRECT, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF THE OTHER PARTY, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. HOWEVER, THIS SECTION SHALL NOT LIMIT EITHER PARTY'S OBLIGATIONS TO THE OTHER FOR ANY THIRD PARTY DAMAGES PURSUANT TO SECTIONS 10(A) AND 10(B) ABOVE.

                  (f) Product Liability Insurance. The Customer and the Manufacturer shall maintain product liability insurance in such amounts as is advisable pursuant to ordinary good business practice for a similar company in a similar type of business.

         11. TERM AND TERMINATION.

                  (a) Term. This Agreement shall become effective as of the Effective Date and shall continue for a period of three (3) years; this Agreement shall be extended automatically at the end of the initial term or subsequent terms for an additional one (1) year term, unless within one hundred-eighty (180) days prior to the end of the initial term or a renewal term, a party gives written notice to the other party of its intention to terminate the Agreement.

                  (b) Termination for Convenience. This Agreement may be terminated at any time with or without cause by either party upon the giving of at least one hundred-twenty (120) days written notice to the other party.

                  (c) Termination for Cause. Either party may cancel this Agreement at any time (with the effective date of the termination for cause to be specified by the canceling party) if the other party breaches any term hereof and fails to cure such breach within thirty (30) calendar days after notice of such breach, or if the other party shall be or becomes insolvent, or if either party makes an assignment for the benefit of creditors, or if there are instituted by or against

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either party proceedings in bankruptcy or under any insolvency or similar law or for reorganization, receivership or dissolution.

                  (d) Termination Liability. Neither party shall be liable in any manner on account of the termination or cancellation of this Agreement. The rights of termination and cancellation as set forth herein are absolute. Both Customer and Manufacturer are aware of the possibility of expenditures necessary in preparing for performance hereunder and the possible losses and damages which may occur to each in the event of termination or cancellation. Both parties clearly understand that neither shall be liable for damages of any kind (including but not limited to special, incidental or consequential damages) by reason of the termination or cancellation of this Agreement.

                  (e) Obligations Upon Termination. The termination or expiration of this Agreement shall in no way relieve either party from its obligations to pay the other any sums accrued hereunder prior to such termination or expiration.

         12. STANDBY MANUFACTURING RIGHTS.

                  (a) License. For the term of this Agreement, Manufacturer hereby grants to Customer a worldwide, nonexclusive license with right to sublicense under any patents, applications therefore and/or any information including know-how, whether confidential or not, owned or licensable by Manufacturer at any time during the term of this Agreement to make, have made, use and to practice any process involved in the manufacture of the Products. Upon Exercise of Rights pursuant to Section 12(b), the Confidential Information of the Manufacturer that is developed solely by the Manufacturer will not be shared with third parties without the express written consent of the Manufacturer.

                  (b) Exercise of Rights. The license granted in this Section 12 shall take effect in the event of a material default of this Agreement by Manufacturer and the following shall have occurred:

                           (i)      Following default by Manufacturer, Customer
shall mail to Manufacturer a Notice of Exercise of Manufacturing Rights describing the nature of Manufacturer's default. Manufacturer shall have ten
(10) days to present a plan acceptable to Customer to fully remedy the default described in the Notice of Exercise of Manufacturing Rights, or shall provide to Customer written notice contesting in good faith the default claimed by Manufacturer. If Manufacturer does not respond to the Notice of Exercise of Manufacturing Rights, then after thirty (30) days following the date of the Notice of Exercise of Manufacturing Rights, the Manufacturing Rights shall become effective; provided, however, that Customer shall not have Manufacturing Rights if, during the period between delivery of such Notice and the date on which the Manufacturing Rights would otherwise become effective, Manufacturer cures its default.

                           (ii)     Customer shall not unreasonably withhold
acceptance of any Manufacturer plan to cure default hereunder.

                  (c) Manufacturing Rights Assistance Items. Upon written request of Customer after the Manufacturing Rights have become effective, Manufacturer shall promptly deliver to

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Customer know-how and any other information including, but not limited to, the following "manufacturing rights assistance items:" all engineering drawings, manufacture documents and instructions and such other written materials (including lists of Manufacturer's suppliers and their addresses and Manufacturer's consent, where required, to the sale of such supplies to Customer) that are used by Manufacturer and are necessary to enable Customer to manufacture, assemble, test and/or maintain the Products.

                  (d) Termination of Rights. The Manufacturing Rights hereunder shall terminate upon written notice of Manufacturer to Customer of the cure of the default set forth in the Notice of Exercise of Manufacturing Rights or upon termination of the Agreement.

         13. MISCELLANEOUS.

                  (a) Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns. This Agreement may not be assigned without the express written consent of the other party, except that either party may assign or transfer this Agreement, in whole or in part, to its parent or any of its affiliates in which it has greater than fifty percent (50%) ownership or to any successors to substantially all of that part of its business to which this Agreement relates.

                  (b) Independent Contractors. The relationship of Manufacturer and the Customer established by this Agreement is that of independent contractors, and nothing contained in this Agreement will be construed: (i) to give either party the power to direct and control the day-to-day activities of the other; (ii) to constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking; or
(iii) to allow either party to create or assume any obligation on behalf of the other for any purpose whatsoever.

                  (c) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then: (i) such provision shall be excluded from this Agreement; (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded; and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

                  (d) Legal Expenses. The prevailing party in any legal action brought by one party against the other and arising out of this Agreement shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses, including court costs and reasonable attorneys' fees.

                  (e) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                  (f) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

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                  (g) Entire Agreement; Enforcement of Rights. This Agreement
sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the party to be charged. The failure by either party to enforce any rights hereunder shall not be construed as a waiver of any rights of such party.

                  (h) Governing Law. The validity, construction and enforceability of this Agreement shall be governed in all respects by the law of California applicable to agreements negotiated, executed and performed in California, whether one or more of the parties shall be or hereafter become a resident of another state or country, and without reference to conflict of laws principles.

                  (i) Arbitration. Any dispute or claim arising out of or in connection with this Agreement (with the exception of Sections 6, 7, and 8) will be finally settled by binding arbitration in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association by three arbitrator(s) appointed in accordance with said rules. Each party shall select one such arbitrator, and the two arbitrators so chosen shall select the third arbitrator. The arbitrator(s) shall apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. If a claim is brought by the Manufacturer, the location of the arbitration shall be California. If a claim is brought by the Customer, the location of the arbitration shall be Minnesota. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

                  (j) Force Majeure. In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement (other than a payment obligation) due to any Act of God, fire, casualty, flood, earthquake, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, material unavailability or any other cause beyond the reasonable control of the party invoking this section, and if such party shall have used its best efforts to mitigate its effects, such party shall give prompt written notice to the other party, its performance shall be excused and the time for the performance shall be extended for the period of delay or inability to perform due to such occurrences. Notwithstanding the foregoing, if such party is not able to perform within thirty (30) days after the event giving rise to the excuse of Force Majeure, the other party may terminate the Agreement.

                  (k) Notices and Other Communications. Notice by any party under this Agreement shall be in writing and personally delivered or given by registered mail, overnight courier, telecopy confirmed by registered mail, telefax or prepaid cable, addressed to the other party at its respective address given below, or at any such other address as may be communicated to the notifying party in writing and shall be deemed to have been served when delivered, or if delivery is not accomplished by reason of some fault of the addressee, when tendered:

                  If to CUSTOMER:             If to MANUFACTURER:

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Conceptus, Incorporated                                             Confidential

                  Conceptus, Incorporated     Venusa, Ltd.
                  1021 Howard Avenue          31C Butterfield Trail
                  San Carlos, CA 94070        El Paso, TX 79906

                  (l) Survival. Notwithstanding anything to the contrary in this Agreement, the following sections shall survive termination of this Agreement:
6, 7, 8, 9, 10, and 13.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

CONCEPTUS, INC.                        VENUSA, LTD.

By: /s/ Glen K. Furuta                 By: /s/ Ross Magladry
   --------------------------              --------------------------

Name: Glen K. Furuta                   Name: Ross Magladry
     ------------------------               -------------------------
           (print)                              (print)

Title: CFO                             Title: VP of Sales & Marketing
      -----------------------                ------------------------

Date: 6/20/2003                        Date: 6/20/2003
     ------------------------               -------------------------

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EXHIBIT A

PRODUCTS

1. COIL CATHETER SUB-ASSEMBLY. CONCEPTUS PRINT #E2339

2. ESSURE FINISHED ASSEMBLY. CONCEPTUS PRINT #ESS205

3. INNER/OUTER COIL SUBASSEMBLY. CONCEPTUS PRINT #E1833

4. DELIVERY WIRE SUBASSEMBLY. CONCEPTUS PRINT #E0650

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